EXHIBIT 21.1

SUBSIDIARIES OF POWERWAVE TECHNOLOGIES, INC.

Milcom International, Incorporated

Powerwave Services, Inc.

Powerwave Europe, Inc.

Powerwave UK Limited

Powerwave France, Inc.

Milcom International, Ltd.

Powerwave Technologies (Suzhou) Co., Ltd.

Powerwave Finland, OY